Exhibit 99.1

ICU Medical, Inc. Closes Purchase of Hospira’s Critical Care Product Line

SAN CLEMENTE, Calif., Aug. 31, 2009 (GLOBE NEWSWIRE) — ICU Medical, Inc. (Nasdaq:ICUI), a leading low-cost manufacturer of safe medical connectors, custom medical products and critical care devices, today announced that it has closed on the previously announced purchase of the commercial rights and physical assets of Hospira, Inc.’s (NYSE:HSP) critical care product line for approximately $35 million in cash.

As a result of the completion of this purchase, ICU Medical has gained complete control of Hospira’s critical care product line and acquired the commercial rights to the products. To help facilitate the transition process, the two companies have entered transition services agreements for up to 18 months.

About ICU Medical, Inc.

ICU Medical, Inc. (Nasdaq:ICUI) is a leader in the development, manufacture and sale of proprietary, disposable medical connection systems for use in vascular therapy applications. ICU Medical’s devices are designed to protect patients from catheter related bloodstream infections and healthcare workers from exposure to infectious diseases through accidental needle sticks or hazardous drugs. It is also a leader in the production of custom I.V. systems and incorporates proprietary products into many of those custom I.V. systems. For more information, visit www.icumed.com.

About Hospira

Hospira, Inc. (NYSE:HSP) is a global specialty pharmaceutical and medication delivery company dedicated to Advancing Wellness(tm). As the world leader in specialty generic injectable pharmaceuticals, Hospira offers one of the broadest portfolios of generic acute-care and oncology injectables, as well as integrated infusion therapy and medication management solutions. Through its products, Hospira helps improve the safety, cost and productivity of patient care. The company is headquartered in Lake Forest, Ill., and has more than 14,000 employees. Learn more at www.hospira.com.

CONTACT:	ICU Medical, Inc.
Scott Lamb, Chief Financial Officer
(949) 366-2183

ICR, Inc.
John F. Mills, Senior Managing Director
(310) 954-1100